Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT dated as of August 28, 1995 and by and between MEDCATH, INC., a North Carolina corporation (the “Corporation”); and Joan McCanless (“McCanless”), a resident of North Carolina (the “Agreement”).

     WHEREAS, the Corporation desires to employ McCanless as a full-time employee and McCanless desires to accept that position in accordance with the terms hereof;

     NOW, THEREFORE, it is agreed as follows:

     1.    Employment. For new and very valuable consideration described herein, the Corporation shall employ McCanless and McCanless accepts employment upon the terms and conditions hereinafter set forth.

     2.    Duties. As an employee, McCanless shall be employed as Vice President — Disease Management (Title to be revised upon commencement of employment.) As such she shall be responsible for developing clinical pathways at all of MedCath’s heart Hospitals, working with the physicians and Hospital Presidents to install pathways and train clinical personnel, develop MedCath’s data bases for caturing clinical outcomes and any and all other areas of Disease Management or clinical analysis as may be identified by Officers of the Corporation. She may also potentially have duties relating to the development and operation of freestanding cardiac catheterization centers, cardiac imaging centers, heart hospitals, mobile cardiac catheterization unit routes, cardiology related programs, or such other duties as shall be assigned to her from time to time by the Officers of the Corporation.

     During the term of employment hereunder, McCanless shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage unless agreed on by the President of the Corporation. It is understood that McCanless is currently an Officer and principle shareholder in Decision Support Systems, a privately held Corporation. McCanless and the Corporation agree that she will, prior to joining MedCath engage personnel to replace her on a day-to-day operating basis at Decision Support Systems and that her involvement will continue on a Director level only. If at any time in the future, in the sole discretion of the Corporation, McCanless’s ownership interest in Decision Support Systems detracts from her performance at MedCath, or in any way causes a conflict with MedCath’s interests, then McCanless agrees to divest herself of that ownership interest in a timely fashion.

     3.    Compensation. For and in consideration of the services to be rendered by McCanless hereunder, the Corporation shall pay to McCanless an annual salary of One Hundred Thousand Dollars ($100,000.00) and continue during the term of this agreement and which shall be paid on a monthly basis unless otherwise agreed to by the parties hereto. McCanless shall also participate in an annual bonus compensation plan each year of her employment. The initial bonus plan will be $30,000 relating to goals and objectives pertaining to the management of the

Diagnostic Division. McCanless’s salary shall be reviewed by the Chief Operating Officer of the Corporation on an annual basis. McCanless will only be eligible for the bonus award if she is employed by the Corporation on the last day of the year for which the bonus applies. During McCanless’s initial year of employment she will be guaranteed a minimum bonus of $10,000.

     4.    Miscellaneous Benefits. During her employment, the Corporation shall provide McCanless with additional benefits substantially equivalent to those which are generally provided to other similar employees of the Corporation. The Corporation shall reimburse McCanless for reasonable expenses incurred by her in the course of her employment with the Corporation provided those expenses are consistent with reasonable policies provided from time to time by the Corporation’s Board of Directors.

     5.    Termination of Employment.

             (a)    By the Corporation for Cause. The Corporation shall have the right to terminate McCanless’s employment for cause as provided herein by giving written notice thereof. “Cause” shall mean that McCanless commits a willful act of fraud, dishonesty or disloyalty toward the company; is convicted of criminal conduct resulting in a jail sentence (whether or not such sentence is suspended); engages in conduct significantly injurious to the Corporation monetarily; violates a material term of this Agreement including, but not limited to, failure to fulfill the duties assigned to McCanless by the Corporation; becomes disabled; or submits a notice of resignation to the Corporation. McCanless shall be deemed disabled if she has been unable, by reason of physical or mental infirmity, to perform on a full-time basis her assigned responsibilities. The existence of disability shall be reasonably determined by the Board of Directors of the Corporation.

             (b)    By the Corporation Without Cause. Subject to (d) below, the Corporation may terminate McCanless’s employment at any time without cause by giving McCanless written notice thereof.

             (c)    By McCanless. McCanless may terminate her employment upon at least (45) days’ written notice.

             (d)    Salary and Benefits.    (i) If the Corporation terminates McCanless’s employment under this Agreement for any reason other than cause, the Corporation will continue to be liable for her salary and all accrued bonuses to be paid on a monthly basis for a period of six (6) months following the date of termination, as long as and only if McCanless is not otherwise in default hereunder during that period; provided, however, that her salary shall not be payable once McCanless becomes employed substantially full-time or otherwise earns, on a monthly basis, at least 75% of her monthly salary hereunder. (ii) Upon any termination of McCanless’s employment for cause, McCanless shall not be entitled to any further salary, bonuses or benefits following the date of termination of her employment. (iii) Upon termination of McCanless’s employment for any reason, McCanless shall be entitled to receive only such additional benefits which have accrued or become payable to her prior to the end of her actual employment. (iv) Upon termination, McCanless shall not be entitled to any additional salary or benefits other than those accrued prior to the date of termination. Notwithstanding anything in this Agreement to the contrary, no further salary or benefits shall be due to McCanless once she begins to receive the proceeds of any disability insurance policy.

     6.    Confidentiality, Non-Disclosure and Non-Competition. During the course of McCanless’s employment, McCanless has been and will be exposed and have access to substantial quantities of information and technology (the “Confidential Information”) relating to the Corporation’s business that are valuable trade secrets or confidential information, including information concerning customers, operations, pricing, technology and marketing strategies.

     The Confidential Information was developed, compiled and/or tested by the Corporation at considerable amounts of money in building upon and expanding that Confidential Information. The Confidential Information enables the Corporation to conduct is business with success and with a competitive advantage as long as the Confidential Information remains not generally known to others, whether those others operate in direct competition with the company or its customers or begin operations in geographical areas which are of interest to the Corporation, specifically within the United States.

     McCanless, by reason of her role as an employee of the company, is familiar with and has access to the Corporation’s customers and their needs and to the marketing and pricing pursued by the Corporation with respect to those customers and the Corporation’s products and services.

     This Paragraph is designed to prohibit McCanless from using the Confidential Information and knowledge and relationships developed as an insider of the Corporation for her own benefit or for the benefit of parties other than the Corporation. The Corporation would not give McCanless access to the Confidential Information and authority without McCanless’s execution of this Agreement and McCanless willingly signs this Agreement because she has received additional consideration to do so and because she believes her relationship with the Corporation is and will be in her own best interest. Both parties agree that this Paragraph’s provisions should be construed broadly in favor of the Corporation.

     In light of the foregoing, the parties agree as follows:

(a) Confidential Information.

McCanless promises that:

(i) During or after termination of her relationship with the Corporation, she will not, directly or indirectly, use, or disclose or make available to anyone outside the Corporation, any Confidential Information.

(ii) she will safeguard all Confidential Information at all times so that it is not exposed to, or taken by, unauthorized persons, and, when entrusted to her, will exercise her best efforts to assure to safekeeping.

(b) Competition.

McCanless agrees that:

(i) she will not, during the period of her relationship with the Corporation, engage or be interested, directly or indirectly, in any manner, as a partner, officer, director, advisor, employee or in any other capacity in any business similar to business to the Corporation.

(ii) The Corporation’s business is unusual and that by virtue of her relationship with the Corporation she is, and will become more, familiar with and close to the Confidential Information and the Company’s business and Customers. In the event her relationship with the Corporation ceases for any reason, she will not engage in, for a period of eighteen (18) months after that termination, in any manner directly or indirectly, whether as an employee, officer, owner, partner, shareholder, consultant or otherwise, in any business or other activity similar in business to and in competition with the company within seventy-five (75) miles of any location which the Corporation has (x) provided cardiology services of any type whatsoever during her employment with the Corporation, or (y) made a written proposal to provide such services, which proposal was made at least in part as a result of the efforts of McCanless.

     7.    Enforcement. If there is a breach or threatened breach of the provisions of Paragraph 6 of this Agreement, in addition to other remedies at law or equity, the Corporation shall be entitled to injunctive relief. The parties desire and intend that the provisions of Paragraph 6 shall be enforced to the fullest extent permissible under the law and public policies applied, but the unenforceability or modification of any particular paragraph, subparagraph, sentence, clause, phrase, word, or figure be adjudicated to be wholly invalid or unenforceable, the balance of Paragraph 6 shall thereupon be modified in order to render the same valid and enforceable.

     8.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by registered mail, by other reasonable means of delivery providing overnight service, or by hand to McCanless at__________________; to the Corporation at 7621 Little Avenue, Suite 106, Charlotte, NC 28226. Notice shall be deemed to have been given when deposited with the Postal Service or other delivery service or, if delivered by hand, when received by the addressee. A party may change the address to which notice to it must be given by advising the other parties in writing of the new address.

     9.    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

     10.   Assignment. The rights and obligations of the Corporation under this Agreement shall insure to the benefit of and shall be binding upon the successors and assigns of the

Corporation. As a personal service contract the rights and obligations of McCanless under this agreement may not be assigned by her.

     11.    Entire Agreement. This instrument may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     12.    Applicable Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina Applicable to contracts made and to be performed in this State, without reference to choice of laws principles, and that law shall be applied in connection with its enforcement in other states and jurisdictions to the fullest extent possible.

     IN WITNESS WHEREOF, the parties have signed and sealed this Agreement as of the date first above written.

MEDCATH INCORPORATED

By:	/s/ David Crane David Crane Chief Operating Officer

/s/ Joan McCanless
Joan McCanless

Attachment A:

     Confidential information shall not include information that is in the public domain or is available or shall become available to McCanless by means other than her employment with the company.

Attachment B:

     For purposes of this agreement, confidential information shall not include information related to the development, implementation, and automation of clinical paths, which was previously known or in the public domain.

                    /s/ Joan McCanless  8/7/95